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                                                                   Exhibit 12.1

                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1997
                    and the twelve months ended June 30, 1998

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                                                                                                                   Twelve
                                                                                                                    Months
                                                                                                                    Ended
                                                                                         Year ended December 31,    June 30,
                                                          =========================================================================
                                                            1993          1994          1995          1996        1997        1998
                                                            ====          ====          ====         ====        ====        ====
                                                          -----------------------------------------Thousands of Dollars------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                      $ 608,050     $594,669    $628,304     $627,627    $645,449    $725,694
      Federal and state income taxes                        167,021      242,569     186,856      191,167     222,956     261,354
      Deferred  income taxes, net                            34,467      (32,536)     32,047       16,715     (12,879)    (24,174)
      Deferred  investment  tax credits                      (2,106)          (4)        (75)           -           -           -
      AFUDC - Debt funds                                      3,016        3,590       7,109        6,517       4,855       3,972
                                                      -------------    ---------    --------     --------     -------    ---------
         Earnings as defined                              $ 810,448    $ 808,288    $854,241     $842,026    $860,381    $966,846
                                                     ==============    =========    ========     ========    ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $186,779     $ 180,182    $183,199     $171,689    $169,536    $178,672
   Interest on interim  obligations                          3,760         5,939      16,917       20,617      22,787      19,262
   Amort of debt disc, premium  and expense, net             8,999         9,655      20,270        9,520       9,657      34,739
   Other interest  charges                                  35,475        19,909      27,064       34,227      57,799      70,661
                                                     -------------     ---------     -------      -------     -------     -------
         Fixed charges as defined                    $     235,013     $ 215,685    $247,450     $236,053    $259,779    $303,334
                                                     ==============    =========   =========     ========    ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                            3.45         3.75         3.45        3.57         3.31       3.19
                                                              ====         ====         ====        ====         ====       ====


Note:        The above  figures  have been  adjusted  to give  effect to Alabama Power Company's 50% ownership of Southern
 Electric  Generating  Company.
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